Axos Financial, Inc. Reports Fiscal First Quarter 2021 Results
Diluted Earnings Per Share in First Quarter 2021 up 33.3% Year-Over-Year

SAN DIEGO, CA – (BUSINESS WIRE) – October 29, 2020 – Axos Financial, Inc. (NYSE: AX) (“Axos”), parent company of Axos Bank (the “Bank”), today announced unaudited financial results for the first fiscal quarter ended September 30, 2020. Net income was $53.0 million, an increase of 30.0% from $40.8 million for the quarter ended September 30, 2019. Earnings attributable to Axos’ common stockholders was $52.9 million or $0.88 per diluted share for the first quarter of fiscal 2021, an increase of 30.1% from $40.7 million and 33.3% from $0.66 per diluted share for the first quarter ended September 30, 2019.
Adjusted earnings and adjusted earnings per diluted common share (“adjusted EPS”), non-GAAP measures, which exclude non-cash amortization expenses and non-recurring costs related to mergers and acquisitions, and other non-recurring costs increased 30.7% to $54.8 million and 33.8% to $0.91, respectively, for the quarter ended September 30, 2020 compared to $42.0 million and $0.68, respectively, for the quarter ended September 30, 2019.
First Quarter Fiscal 2021 Financial Summary

	Three Months Ended September 30
(Dollars in thousands, except per share data)	Q1 Fiscal 2021	Q1 Fiscal 2020	% Change
Net interest income	$127,327	$103,303	23.3%
Non-interest income	$35,855	$21,536	66.5%
Net income	$53,022	$40,786	30.0%
Adjusted earnings (Non-GAAP)[1]	$54,841	$41,971	30.7%
Net income attributable to common stockholders	$52,945	$40,709	30.1%
Diluted EPS	$0.88	$0.66	33.3%
Adjusted EPS (Non-GAAP)[1]	$0.91	$0.68	33.8%
[1] See “Use of Non-GAAP Financial Measures”
Net income growth was the result of increases in net interest income attributable to loan portfolio growth and lower interest costs as well as growth in mortgage banking income in non-interest income.
“Our diverse consumer and commercial banking and securities businesses continue to generate strong earnings growth, as reflected in the 33.3% and 14.7% year-over-year increases in our earnings per share and our book value per share, respectively” stated Greg Garrabrants, President and Chief Executive Officer of Axos. “We achieved a record quarter in mortgage banking as a result of 148% year-over-year increase in single-family agency loan originations and robust gain-on-sale margins. Additionally, we added to our strong capital position by issuing $175 million of subordinated debt at an attractive rate. We remain focused on prudently managing our credit and capital and growing our lending and fee-based businesses.”
“Our credit quality remains healthy, with none of our loans on forbearance and only $5.3 million of loans on deferral at September 30, 2020. We adopted the CECL accounting standard this quarter, and our day 1 increase to our allowance and reserve for credit losses totaled $53.0 million,” stated Andy Micheletti, Executive Vice President and Chief Financial Officer of Axos. “Our loan loss provision this quarter ended September 30, 2020, was $11.8 million, consisting of $6.5 million for H&R Block Refund Advance loans due to IRS processing delays, and $5.3 million for our non-RA loans. We ended the quarter with $132.9 million in our allowance for credit losses, representing 1.2% of our total loan and lease balances. Due to the highly collateralized and low loan-to-values of our secured loan portfolios, we believe we are well positioned from a credit perspective for a variety of economic scenarios.”

Other Highlights
•Loan and lease portfolio grew by $1.1 billion or 11.7% compared to September 30, 2019
•Total deposits increased by $1.3 billion, up 14.6% compared to September 30, 2019
•Net interest margin was 3.84% compared to 3.77% in the three months ended September 30, 2019; average loan yields were 5.22% compared to 5.19% in the three months ended June 30, 2020 while average interest-bearing deposit costs were 0.86% and 1.27% in the same respective periods
•Mortgage banking income was $19.6 million compared to $2.8 million in the three months ended September 30, 2019 and $12.7 million in the three months ended June 30, 2020
•Efficiency ratio for the banking business segment was 39.95% compared to 43.93% in the September 30, 2019 quarter
•Net annualized charge-offs to average loans and leases of 7 basis points compared to 2 basis points in the September 30, 2019 period
•Return on average common stockholders’ equity was 17.26% for the three months ended September 30, 2020, up from 14.85% for the three months ended September 30, 2019
•Book value increased to $20.80 per share, up from $18.13, or 14.7% at September 30, 2019
•Completed sale of $175.0 million of subordinated notes in September 2020, increasing consolidated total capital ratio to 14.39% at September 30, 2020 from 12.64% at June 30, 2020
•Repurchased approximately $12.7 million of common stock at an average price of $21.89 per share in the three months ended September 30, 2020
First Quarter Fiscal 2021 Income Statement Summary
For the three months ended September 30, 2020, Axos net income attributable to common stockholders was $52.9 million or $0.88 per diluted common share compared to $40.7 million, or $0.66 per diluted share for the three months ended September 30, 2019. Net interest income increased $24.0 million or 23.3% for the quarter ended September 30, 2020 compared to the quarter ended September 30, 2019, due to an increase in average earning assets and a reduction in the rates paid on interest-bearing demand and savings deposits due to decreases in market deposit rates across the industry.
The provision for credit losses was $11.8 million for the quarter ended September 30, 2020 compared to $2.7 million for the quarter ended September 30, 2019. The increase resulted from seasonal tax product loans, Refund Advance that continue to have delays in collections due to IRS processing delays, growth in the loan and lease portfolio, changes in macroeconomic factors due to the effects of COVID-19 and a change in the methodology of determining the provision for credit loss from the historical incurred loss model to a current expected loss model based upon the life of the loan.
For the first quarter ended September 30, 2020, non-interest income was $35.9 million compared to $21.5 million for the three months ended September 30, 2019. The $14.3 million increase was the result of a $16.8 million increase in mortgage banking income, partially offset by a decrease of $3.5 million in gain on sale – other.
Non-interest expense, comprised of various operating expenses, increased $10.0 million to $75.5 million for the quarter ended September 30, 2020 from $65.5 million for the three months ended September 30, 2019. The change was primarily driven by increases of $4.4 million in professional services, $2.5 million in FDIC and regulatory fees, $1.9 million in salary and payroll costs due to growth in Bank staffing, partially offset by a decrease of $1.2 million in advertising and promotional costs.
Balance Sheet Summary
Axos’ total assets decreased $469.7 million, or 3.4%, to $13.4 billion, at September 30, 2020, from $13.9 billion at June 30, 2020. The decrease in total assets was primarily due to a decrease in cash held of $828.4 million, partially offset by an increase of $294.1 million in loans and leases held for investment.
Total liabilities decreased by $475.8 million, or 3.8%, to $12.1 billion at September 30, 2020, from $12.6 billion at June 30, 2020. The decrease in total liabilities primarily resulted from a decrease in deposits of $781.0 million, partially offset by an increase of $218.1 million in borrowings, subordinated notes and debentures, primarily due to the issuance of $175.0 million aggregate principal amount 4.875% Fixed-to-Floating Rate Subordinated Notes.
Stockholders’ equity increased by $6.1 million, or 0.5%, to $1,237.0 million at September 30, 2020 from $1,230.8 million at June 30, 2020. The increase was primarily the result of $53.0 million in net income and stock compensation expense of $1.7 million, reduced by the $53.0 million CECL day 1 adjustment which reduced, after tax benefits, stockholders equity by $37.0 million and by $12.7 million due to common stock repurchases.

The Bank’s Tier 1 core capital to adjusted average assets ratio was 8.83% at September 30, 2020. At September 30, 2019, the Tier 1 core capital to adjusted average assets ratio was 9.12%.
Conference Call
A conference call and webcast will be held on Thursday, October 29, 2020 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live and may be accessed at Axos’ website, http://www.axosfinancial.com. For those unable to listen to the live broadcast, a replay will be available until November 29, 2020, at Axos’ website and telephonically by dialing toll-free number 877-660-6853, passcode 13711601.

About Axos Financial, Inc. and Subsidiaries
The condensed consolidated financial statements include the accounts of Axos Financial, Inc. (“Axos”) and its wholly owned subsidiaries, Axos Bank (the “Bank”) and Axos Nevada Holding, LLC (the “Axos Nevada Holding” and collectively, the “Company”). Axos Nevada Holding wholly owns its subsidiary Axos Securities, LLC, which wholly owns subsidiaries Axos Clearing LLC, a clearing broker dealer, Axos Invest, Inc., a registered investment advisor, and Axos Invest LLC, an introducing broker dealer. With approximately $13.4 billion in assets, Axos Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. Axos Clearing LLC and Axos Invest, Inc., provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index. For more information on Axos Bank, please visit axosbank.com.
Segment Reporting
The Company operates through two segments: Banking Business and Securities Business. In order to reconcile the two segments to the consolidated totals, the Company includes parent-only activities and intercompany eliminations.
The following tables present the operating results of the segments:

	Three Months Ended September 30, 2020
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$123,008	$4,894	$(575)	$127,327
Provision for credit losses	11,800	—	—	11,800
Non-interest income	30,212	5,784	(141)	35,855
Non-interest expense	61,217	11,352	2,977	75,546
Income before taxes	$80,203	$(674)	$(3,693)	$75,836

	Three Months Ended September 30, 2019
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$99,472	$5,146	$(1,315)	$103,303
Provision for credit losses	2,700	—	—	2,700
Non-interest income	15,790	6,401	(655)	21,536
Non-interest expense	50,633	11,064	3,770	65,467
Income before taxes	$61,929	$483	$(5,740)	$56,672

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings, adjusted earnings per diluted common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, may not be comparable to similarly titled measures used by other companies and are not audited. Readers should be aware of these limitations and should be cautious as to their reliance on such measures. Although we believe the non-GAAP financial measures disclosed in this report enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
We define “adjusted earnings”, a non-GAAP financial measure, as net income without the after-tax impact of non-recurring acquisition-related costs and other costs (unusual or non-recurring charges), as adjusted earnings, a non-GAAP financial measure. Adjusted earnings per diluted common share (“adjusted EPS”), a non-GAAP financial measure, is calculated by dividing non-GAAP adjusted earnings by the average number of diluted common shares outstanding during the period. We believe the non-GAAP measures of adjusted earnings and adjusted EPS provide useful information about the Bank’s operating performance. We believe excluding the non-recurring acquisition related costs and other (unusual or non-recurring) costs provides investors with an alternative understanding of Axos’ core business.
Below is a reconciliation of net income, the nearest compatible GAAP measure, to adjusted earnings and adjusted EPS (Non-GAAP) for the periods shown:

	Three Months Ended
	September 30,
(Dollars in thousands, except per share amounts)	2020	2019
Net income	$53,022	$40,786
Acquisition-related costs	2,602	1,647
Income taxes	(783)	(462)
Adjusted earnings (Non-GAAP)	$54,841	$41,971
Adjusted EPS (Non-GAAP)	$0.91	$0.68
We define “tangible book value”, a non-GAAP financial measure, as book value adjusted for goodwill and other intangible assets. Tangible book value is calculated using common stockholders’ equity minus mortgage servicing rights, goodwill and other intangible assets. Tangible book value per common share, a non-GAAP financial measure, is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses.
Below is a reconciliation of total stockholders’ equity, the nearest compatible GAAP measure, to tangible book value per common share (Non-GAAP) as of the dates indicated:

	September 30,
(Dollars in thousands, except per share amounts)	2020	2019
Total stockholders’ equity	$1,236,965	$1,116,240
Less: preferred stock	5,063	5,063
Common stockholders’ equity	1,231,902	1,111,177
Less: mortgage servicing rights, carried at fair value	12,130	10,632
Less: goodwill and other intangible assets	122,817	133,147
Tangible common stockholders’ equity (Non-GAAP)	$1,096,955	$967,398
Common shares outstanding at end of period	59,215,934	61,287,595
Tangible book value per common share (Non-GAAP)	$18.52	$15.78

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance and asset quality, Axos’ ability to continue to grow profitably and increase its business, Axos’ ability to continue to diversify its lending and deposit franchises and the anticipated timing and financial performance of other offerings, initiatives, and acquisitions. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation uncertainties surrounding the severity, duration, and effects of the COVID-19 pandemic, Axos’ ability to successfully integrate acquisitions and realize the anticipated benefits of the transactions, changes in the interest rate environment, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate, risks associated with credit quality, the outcome and effects of pending class action litigation filed against the Company and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axos undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@axosfinancial.com

The following tables set forth certain selected financial data concerning the periods indicated:
AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	September 30, 2020	June 30, 2020	September 30, 2019
Selected Balance Sheet Data:
Total assets	$13,382,238	$13,851,900	$11,770,861
Loans and leases—net of allowance for credit losses	10,925,450	10,631,349	9,784,217
Loans held for sale, carried at fair value	89,454	51,995	40,554
Loans held for sale, lower of cost or fair value	14,729	44,565	2,604
Allowance for credit losses - loans	132,915	75,807	59,227
Securities—trading	423	105	—
Securities—available-for-sale	203,931	187,627	187,816
Securities borrowed	263,470	222,368	288,974
Customer, broker-dealer and clearing receivables	283,125	220,266	295,188
Total deposits	10,555,658	11,336,694	9,214,525
Advances from the FHLB	242,500	242,500	492,500
Borrowings, subordinated notes and debentures	453,843	235,789	133,681
Securities loaned	315,976	255,945	337,870
Customer, broker-dealer and clearing payables	369,428	347,614	298,501
Total stockholders’ equity	1,236,965	1,230,846	1,116,240

Capital Ratios:
Equity to assets at end of period	9.24%	8.89%	9.48%
Axos Financial, Inc.:
Tier 1 leverage (core) capital to adjusted average assets	8.52%	8.97%	8.76%
Common equity tier 1 capital (to risk-weighted assets)	11.08%	11.22%	10.97%
Tier 1 capital (to risk-weighted assets)	11.13%	11.27%	11.02%
Total capital (to risk-weighted assets)	14.39%	12.64%	12.34%
Axos Bank:
Tier 1 leverage (core) capital to adjusted average assets	8.83%	9.25%	9.12%
Common equity tier 1 capital (to risk-weighted assets)	11.52%	11.79%	11.25%
Tier 1 capital (to risk-weighted assets)	11.52%	11.79%	11.25%
Total capital (to risk-weighted assets)	12.55%	12.62%	11.95%
Axos Clearing, LLC:
Net capital	$34,322	$34,022	$24,979
Excess capital	$28,830	$29,450	$5,587
Net capital as a percentage of aggregate debit items	12.50%	14.88%	8.94%
Net capital in excess of 5% aggregate debit items	$20,590	$22,593	$11,012

AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended
	September 30,
	2020	2019
Selected Income Statement Data:
Interest and dividend income	$149,889	$146,345
Interest expense	22,562	43,042
Net interest income	127,327	103,303
Provision for credit losses	11,800	2,700
Net interest income after provision for credit losses	115,527	100,603
Non-interest income	35,855	21,536
Non-interest expense	75,546	65,467
Income before income tax expense	75,836	56,672
Income tax expense	22,814	15,886
Net income	$53,022	$40,786
Net income attributable to common stock	$52,945	$40,709

Per Common Share Data:
Net income:
Basic	$0.89	$0.66
Diluted	$0.88	$0.66
Adjusted earnings (Non-GAAP)	$0.91	$0.68
Book value	$20.80	$18.13
Tangible book value (Non-GAAP)	$18.52	$15.78

Weighted average number of common shares outstanding:
Basic	59,509,320	61,246,664
Diluted	59,926,784	61,779,525
Common shares outstanding at end of period	59,215,934	61,287,595
Common shares issued at end of period	67,622,935	66,837,037

Performance Ratios and Other Data:
Loan and lease originations for investment	$1,330,812	$1,461,766
Loan originations for sale	$440,804	$327,812
Return on average assets	1.56%	1.44%
Return on average common stockholders’ equity	17.26%	14.85%
Interest rate spread[1]	3.62%	3.35%
Net interest margin[2]	3.84%	3.77%
Net interest margin[2] – Banking Business Segment only	3.91%	3.83%
Efficiency ratio[3]	46.30%	52.44%
Efficiency ratio[3] – Banking Business Segment only	39.95%	43.93%

Asset Quality Ratios:
Net annualized charge-offs to average loans and leases	0.07%	0.02%
Non-performing loans to total loans	1.56%	0.57%
Non-performing assets to total assets	1.33%	0.54%
Allowance for credit losses to total loans and leases held for investment at end of period	1.20%	0.60%
Allowance for credit losses to non-performing loans	77.23%	105.89%

1.    Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
2.    Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
3 Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.